Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2011 with respect to the consolidated financial statements of Xenith Bankshares, Inc., as of and for the year ended December 31, 2010 contained in this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 28, 2011